Exhibit 12.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW 150 Fourth Avenue, North | Suite 1100 Nashville, TN 37219-2415 T 615.664.5300 F 615.664.5399 nelsonmullins.com

November 1, 2022

bowmo, Inc.

99 Wall Street, Suite 891

New York, New York 10005

(212) 398-0002

Re: Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special counsel to bowmo, Inc., a Wyoming corporation (the “Company”), in connection with the filing of an Offering Statement on Form 1-A (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq. (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Offering Statement relates to the proposed issuance and sale by the Company (the “Offering”) of up to 20,833,333,334 shares of common stock, $0.001 par value per share (“Common Stock”), of the Company on a continuous basis in a “Tier 2” offering under Regulation A (the “Offering”).

In connection with the Offering, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation, as amended, of the Company, (ii) the By-laws of the Company, (iii) corporate minutes, consents and resolutions, including the resolutions of the board of directors of the Company, with respect to the Offering, and (iv) such other documents, instruments and records as we have deemed necessary to enable us to render the opinions contained in this opinion letter.  We have also reviewed the Offering Statement and a form of subscription agreement, a copy of which was filed with the United States Securities and Exchange Commission (the “SEC”) as an exhibit of the Offering Statement (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”). In our examination, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity with the originals of all documents submitted to us as copies, (iii) the authenticity of the originals of such documents, (iv) the completeness of all records and other information made available to us by the Company on which we have relied, (v) the genuineness of all signatures, (vi) the legal capacity of all signatories who are natural persons and (vii) the due execution and delivery of all documents.

We have assumed that (i) the factual statements of the Company contained in the Offering Statement are true and correct, (ii) the Offering Statement will be and remain qualified under the Securities Act, (iii) the Common Stock will be sold as described in the Offering Statement and pursuant to the Subscription Agreements, and (iv) the Company will receive the required consideration for the issuance of the Common Stock at or prior to the issuance thereof.  We have relied upon certificates of, and information received from, the Company and/or representatives of the Company when relevant facts were not otherwise independently established.  We also have relied on information obtained from public officials and other sources believed by us to be reliable as to other questions of fact.  We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company, representatives of the Company and/or public officials and do not opine as to the accuracy of such factual matters.

We do not purport to be experts on, or to express any opinion in this opinion letter concerning, the laws of any jurisdiction other than the Wyoming Business Corporation Act and the federal law of the United States.  We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

Based upon and subject to the foregoing, and the other qualifications and limitations contained in this opinion letter, we are of the opinion that:

(1)	The Common Stock has been duly authorized by all necessary corporate action of the Company.

(2)	When the Offering Statement is qualified under the Securities Act and the Common Stock is issued and sold in accordance with the terms set forth in the respective Subscription Agreements and the Company has received payment therefor in the manner contemplated in the respective Subscription Agreements and the Offering Statement, the Common Stock will be validly issued, fully paid and nonassessable.

We are opining only as to the matters expressly set forth in this opinion letter, and we express no opinion as to any matter not expressly opined on in this opinion letter. We hereby consent to the filing of this opinion letter with the SEC as an exhibit to the Offering Statement. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Securities Act or the rules and regulations of the SEC thereunder.

Very Truly Yours,

/s/ Nelson Mullins Riley & Scarborough LLP
Nelson Mullins Riley & Scarborough LLP